Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Andrew Hall Sr. Director – Finance (479) 820-0000

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2025

■	Fourth Quarter 2025 Revenue:	$3.10 billion; down 2%
■	Fourth Quarter 2025 Operating Income:	$246.5 million; up 19%
■	Fourth Quarter 2025 Diluted EPS:	$1.90 vs. $1.53; up 24%

■	Full Year 2025 Revenue:	$12.00 billion; down 1%
■	Full Year 2025 Operating Income:	$865.1 million; up 4%
■	Full Year 2025 Diluted EPS:	$6.12 vs. $5.56; up 10%

LOWELL, Ark., January 15, 2026 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2025 U.S. GAAP (United States Generally Accepted Accounting Principles) net income of $181.1 million, or diluted earnings per share of $1.90 versus fourth quarter 2024 net earnings of $155.5 million, or diluted earnings per share of $1.53.

“Our team finished the year with another quarter of strong execution and financial results," said Shelley Simpson, president and CEO. "We have momentum with our operational excellence that is setting us apart with customers. We achieved a record year in safety for the third consecutive year and remain focused on improving our financial performance to drive long-term value for our Company and our shareholders."

Total operating revenue for the current quarter was $3.10 billion, compared with $3.15 billion for the fourth quarter 2024, a decrease of 2%. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 2% versus the comparable quarter 2024. This decrease was primarily driven by a 2% and 4% decline in revenue per load excluding fuel surcharge revenue in Intermodal (JBI) and Truckload (JBT), respectively, a 1% decline in average trucks in Dedicated Contract Services® (DCS®), and a 7% and 2% decline in load volume in Integrated Capacity Solutions (ICS) and JBI, respectively. The decline in revenue, excluding fuel surcharge revenue, was partially offset by a 15% increase in volume in JBT, a 1% increase in productivity, excluding fuel surcharge revenue, in DCS, and an increase in revenue per load in ICS.

Operating income for the current quarter increased 19% to $246.5 million versus $207.0 million for the fourth quarter 2024. Prior-year quarterly operating income was negatively impacted by pre-tax charges of $16.0 million for intangible asset impairments. After consideration of this charge, operating income increased primarily due to execution on our initiatives to structurally lower our costs, improved productivity across the organization and lower personnel-related expenses. On a consolidated basis, operating income as a percentage of consolidated gross revenue increased year-over-year as a result of aforementioned items, partially offset by higher equipment-related costs and fuel expense as a percentage of gross revenue.

Net interest expense in the current quarter decreased primarily from a lower average interest rate partially offset by higher average outstanding debt balance compared to fourth quarter 2024. The fourth quarter effective tax rates for 2025 and 2024 were 22.4% and 19.0%, respectively. The annual effective tax rates for 2025 and 2024 were 24.7% and 24.8%, respectively. We expect our 2026 annual tax rate to be between 24.0% and 25.0%, based on current enacted legislation.

Segment Information:

Intermodal (JBI)

■ Fourth Quarter 2025 Segment Revenue:	$1.55 billion; down 3%
■ Fourth Quarter 2025 Operating Income:	$135.5 million; up 16%

Intermodal volume decreased 2% over the same period in 2024. Transcontinental network loads decreased 6%, while eastern network loads increased 5% compared to the fourth quarter 2024. Sequentially, volumes improved 2% from the third quarter, with stronger sequential volumes in both Eastern and Transcontinental networks. Demand trends for our intermodal service were seasonally strong during the quarter. Our decision to prioritize network balance during bid season and more normalized freight flows between the West Coast and East Coast ports pressured Transcontinental volumes compared to the prior-year period. Volume growth in our Eastern network continues to be driven by the strong value proposition for customers and continued Highway to rail conversion. Segment gross revenue decreased 3% for the quarter versus the prior year driven by a 2% decrease in load volume and a 1% decrease in revenue per load resulting from changes in mix of freight, customer rates and fuel surcharge revenue. Revenue per load excluding fuel surcharge revenue was down 2% year-over-year.

Operating income increased 16% in the fourth quarter primarily from improved network balance, efficiency improvements in our drayage network and continued execution on the initiative to lower our cost to serve. During the quarter, a more balanced network resulted in fewer empty container moves, lower container storage expense and improved productivity and pricing from our third-party drayage providers, leading to efficiency gains across our intermodal network.

Dedicated Contract Services (DCS)

■ Fourth Quarter 2025 Segment Revenue:	$843 million; up 1%
■ Fourth Quarter 2025 Operating Income:	$98.4 million; up 9%

DCS revenue increased 1% during the current quarter over the same period in 2024, driven by a 1% improvement in productivity (revenue per truck per week) partially offset by a 1% decline in average trucks. Productivity, excluding fuel surcharge revenue, increased 1% from a year ago driven by increases in contracted indexed-based price escalators. On a net basis, there were 8 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 63 fewer versus the end of the third quarter 2025. Customer retention rates are approximately 94%.

Operating income increased 9% from the prior-year quarter primarily from higher revenue combined with lower insurance claims expense, continued execution on our initiative to lower our cost to serve and the maturing of new business onboarded over the trailing twelve months. These items were partially offset by increased equipment-related expenses.

Integrated Capacity Solutions (ICS)

■ Fourth Quarter 2025 Segment Revenue:	$305 million; down 1%
■ Fourth Quarter 2025 Operating (Loss):	$(3.3) million; vs. $(21.8) million in Q4'24

ICS revenue decreased 1% in the current quarter versus the fourth quarter 2024. Overall segment volume decreased 7% versus the prior-year period. Revenue per load increased 6% compared to the fourth quarter 2024 due to higher contractual and transactional rates. Contractual volume represented approximately 65% of the total load volume and 66% of the total revenue in the current quarter compared to 63% for both in fourth quarter 2024.

Operating loss was $3.3 million compared to an operating loss of $21.8 million in the fourth quarter 2024. Fourth quarter 2024 included $16.0 million of pre-tax intangible asset impairment charges. After consideration for these charges, operating loss improved largely due to lower personnel-related expenses, lower equipment and facility rental expense and lower bad debt expense. These items were partially offset by higher third-party purchased transportation expense in the quarter. Gross profit decreased 29% as a result of lower gross profit margins compared to the prior-year period primarily from lower gross profit margin on contractual business. Gross profit margins decreased to 12.4% in the current period versus 17.3% in the prior period as a result of a lack of project work in the fourth quarter this year as compared to the prior year and elevated purchased transportation costs as a result of tighter market capacity conditions. ICS carrier base increased 15% year-over-year following declines last year from changes made to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

■ Fourth Quarter 2025 Segment Revenue:	$206 million; down 10%
■ Fourth Quarter 2025 Operating Income:	$7.5 million; down 43%

FMS revenue declined 10% compared to the same period 2024. The decline was primarily driven by general soft demand across many of the end markets served and a change in mix between our asset-based and asset-light businesses within FMS.

Operating income decreased 43% compared to the prior-year period primarily driven by the decline in segment revenue and higher equipment-related expense as compared to the prior-year period. These items were partially offset by lower personnel-related costs, lower equipment and facility rental expenses and progress on initiatives to lower our cost to serve.

Truckload (JBT)

■ Fourth Quarter 2025 Segment Revenue:	$200 million; up 10%
■ Fourth Quarter 2025 Operating Income:	$8.4 million; down 2%

JBT revenue increased 10% compared to the same period in the previous year. Revenue, excluding fuel surcharge revenue, increased 10% primarily due to a 15% increase in load volume partially offset by a 4% decrease in revenue per load excluding fuel surcharge revenue versus the prior-year period. Total average effective trailer count increased by approximately 130 units, or 1% versus the prior-year period. Trailer turns in the quarter were up 12% from the prior period primarily due to continued focus on improving trailer utilization and maintaining network balance.

JBT operating income decreased 2% to $8.4 million versus the fourth quarter 2024.The decrease in operating income was primarily driven by higher third-party purchased transportation costs as the truckload market tightened throughout the fourth quarter. JBT segment operating income as a percentage of segment gross revenue decreased year-over-year due to the aforementioned item as well as higher insurance and claims expense and equipment-related costs. J.B. Hunt’s 360box® volume increased 11% versus the fourth quarter 2024 as JBT continues to leverage the J.B. Hunt 360°® platform to grow capacity and capabilities for this service offering.

Cash Flow and Capitalization:

At December 31, 2025, we had total debt outstanding of $1.47 billion on various debt instruments compared to $1.48 billion at December 31, 2024, and $1.60 billion at September 30, 2025.

Our net capital expenditures for 2025 approximated $575 million vs. $674 million in 2024. At December 31, 2025, we had cash and cash equivalents of $17 million.

In the fourth quarter 2025, we purchased approximately 843,000 shares of our common stock for approximately $140 million. For the full year 2025, we purchased approximately 6.3 million shares for approximately $923 million. At December 31, 2025, we had approximately $968 million remaining under our share repurchase authorization. Actual shares outstanding on December 31, 2025, approximated 94.6 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CST to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,720,098		$2,781,717
Fuel surcharge revenues	376,528		364,631
Total operating revenues	3,096,626	100.0%	3,146,348	100.0%

Operating expenses
Rents and purchased transportation	1,413,783	45.7%	1,442,957	45.9%
Salaries, wages and employee benefits	797,538	25.8%	812,015	25.8%
Depreciation and amortization	179,205	5.8%	205,504	6.5%
Fuel and fuel taxes	155,672	5.0%	155,519	4.9%
Operating supplies and expenses	127,241	4.1%	124,070	3.9%
Insurance and claims	82,819	2.7%	86,316	2.7%
General and administrative expenses, net of asset dispositions	64,656	1.9%	82,476	2.7%
Operating taxes and licenses	18,300	0.6%	19,732	0.6%
Communication and utilities	10,955	0.4%	10,720	0.4%
Total operating expenses	2,850,169	92.0%	2,939,309	93.4%
Operating income	246,457	8.0%	207,039	6.6%
Net interest expense	13,203	0.5%	15,111	0.5%
Earnings before income taxes	233,254	7.5%	191,928	6.1%
Income taxes	52,184	1.7%	36,474	1.2%
Net earnings	$181,070	5.8%	$155,454	4.9%
Average diluted shares outstanding	95,505		101,647
Diluted earnings per share	$1.90		$1.53

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$10,523,422		$10,557,709
Fuel surcharge revenues	1,475,674		1,529,495
Total operating revenues	11,999,096	100.0%	12,087,204	100.0%

Operating expenses
Rents and purchased transportation	5,306,405	44.2%	5,378,336	44.5%
Salaries, wages and employee benefits	3,236,319	27.0%	3,232,440	26.7%
Depreciation and amortization	714,785	6.0%	761,141	6.3%
Fuel and fuel taxes	633,324	5.3%	652,129	5.4%
Operating supplies and expenses	511,639	4.3%	495,375	4.1%
Insurance and claims	334,689	2.8%	313,664	2.6%
General and administrative expenses, net of asset dispositions	281,508	2.2%	306,355	2.5%
Operating taxes and licenses	71,570	0.6%	72,547	0.6%
Communication and utilities	43,788	0.4%	43,992	0.4%
Total operating expenses	11,134,027	92.8%	11,255,979	93.1%
Operating income	865,069	7.2%	831,225	6.9%
Net interest expense	70,957	0.6%	71,709	0.6%
Earnings before income taxes	794,112	6.6%	759,516	6.3%
Income taxes	195,830	1.6%	188,630	1.6%
Net earnings	$598,282	5.0%	$570,886	4.7%
Average diluted shares outstanding	97,688		102,754
Diluted earnings per share	$6.12		$5.56

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,547,842	50%	$1,596,471	51%
Dedicated	842,894	27%	838,529	27%
Integrated Capacity Solutions	304,589	10%	307,634	10%
Final Mile Services	205,778	7%	227,543	7%
Truckload	200,301	6%	181,950	5%
Subtotal	3,101,404	100%	3,152,127	100%
Intersegment eliminations	(4,778)	(0%)	(5,779)	(0%)
Consolidated revenue	$3,096,626	100%	$3,146,348	100%

Operating income

Intermodal	$135,454	55%	$116,959	56%
Dedicated	98,368	40%	90,309	44%
Integrated Capacity Solutions	(3,344)	(1%)	(21,811)	(11%)
Final Mile Services	7,499	3%	13,171	6%
Truckload	8,410	3%	8,550	5%
Other (1)	70	0%	(139)	(0%)
Operating income	$246,457	100%	$207,039	100%

	Twelve Months Ended December 31
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$5,975,358	50%	$5,956,092	49%
Dedicated	3,376,051	28%	3,395,518	28%
Integrated Capacity Solutions	1,109,217	9%	1,141,475	9%
Final Mile Services	823,590	7%	910,430	8%
Truckload	733,640	6%	701,581	6%
Subtotal	12,017,856	100%	12,105,096	100%
Intersegment eliminations	(18,760)	(0%)	(17,892)	(0%)
Consolidated revenue	$11,999,096	100%	$12,087,204	100%

Operating income

Intermodal	$450,591	52%	$429,877	52%
Dedicated	376,611	44%	375,878	45%
Integrated Capacity Solutions	(10,317)	(1%)	(55,895)	(7%)
Final Mile Services	27,082	3%	60,057	7%
Truckload	21,255	2%	21,479	3%
Other (1)	(153)	(0%)	(171)	(0%)
Operating income	$865,069	100%	$831,225	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2025	2024

Intermodal

Loads	551,302	560,132
Average length of haul	1,638	1,693
Revenue per load	$2,808	$2,850
Average tractors during the period *	6,232	6,546
Tractors (end of period) *	6,188	6,502
Trailing equipment (end of period)	124,838	122,272
Average effective trailing equipment usage	107,617	113,320

Dedicated

Loads	957,765	967,571
Average length of haul	173	181
Revenue per truck per week**	$5,259	$5,210
Average trucks during the period***	12,605	12,711
Trucks (end of period) ***	12,639	12,647
Trailing equipment (end of period)	32,090	32,046
Average effective trailing equipment usage	33,054	32,573

Integrated Capacity Solutions

Loads	147,759	158,440
Revenue per load	$2,061	$1,942
Gross profit margin	12.4%	17.3%
Employee count (end of period)	575	590
Approximate number of third-party carriers (end of period)	126,400	110,000
Marketplace for J.B. Hunt 360 revenue (millions)	$83.4	$94.0

Final Mile Services

Stops	941,115	1,089,940
Average trucks during the period***	1,319	1,376

Truckload

Loads	118,025	102,623
Revenue per load	$1,697	$1,773
Average length of haul	576	591

Tractors (end of period)
Company-owned	-	2
Independent contractor	2,003	1,917
Total tractors	2,003	1,919

Trailers (end of period)	12,658	12,895
Average effective trailing equipment usage	12,262	12,130

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2025	2024

Intermodal

Loads	2,138,191	2,090,732
Average length of haul	1,643	1,692
Revenue per load	$2,795	$2,849
Average tractors during the period *	6,350	6,368
Tractors (end of period) *	6,188	6,502
Trailing equipment (end of period)	124,838	122,272
Average effective trailing equipment usage	105,630	104,103

Dedicated

Loads	3,885,463	3,985,221
Average length of haul	177	181
Revenue per truck per week**	$5,190	$5,075
Average trucks during the period***	12,659	12,988
Trucks (end of period) ***	12,639	12,647
Trailing equipment (end of period)	32,090	32,046
Average effective trailing equipment usage	33,038	32,639

Integrated Capacity Solutions

Loads	553,126	609,854
Revenue per load	$2,005	$1,872
Gross profit margin	14.5%	16.1%
Employee count (end of period)	575	590
Approximate number of third-party carriers (end of period)	126,400	110,000
Marketplace for J.B. Hunt 360 revenue (millions)	$349.1	$395.8

Final Mile Services

Stops	3,831,619	4,316,578
Average trucks during the period***	1,321	1,373

Truckload

Loads	432,794	389,832
Revenue per load	$1,695	$1,800
Average length of haul	596	629

Tractors (end of period)
Company-owned	-	2
Independent contractor	2,003	1,917
Total tractors	2,003	1,919

Trailers (end of period)	12,658	12,895
Average effective trailing equipment usage	12,152	12,552

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$17,284	$46,983
Accounts Receivable, net	1,160,371	1,224,166
Prepaid expenses and other	426,535	499,834
Total current assets	1,604,190	1,770,983
Property and equipment	9,348,370	9,148,928
Less accumulated depreciation	3,810,269	3,419,129
Net property and equipment	5,538,101	5,729,799
Other assets, net	784,864	811,488
	$7,927,155	$8,312,270

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$699,859	$500,000
Trade accounts payable	655,604	645,925
Claims accruals	310,339	257,121
Accrued payroll	110,388	122,477
Other accrued expenses	159,153	152,517
Total current liabilities	1,935,343	1,678,040

Long-term debt	766,938	977,702
Long-term claims accruals	444,479	368,704
Other long-term liabilities	307,005	377,070
Deferred income taxes	908,305	896,249
Stockholders' equity	3,565,085	4,014,505
	$7,927,155	$8,312,270

Supplemental Data
(unaudited)

	December 31, 2025	December 31, 2024

Actual shares outstanding at end of period (000)	94,595	100,555

Book value per actual share outstanding at end of period	$37.69	$39.92

	Twelve Months Ended December 31
	2025	2024

Net cash provided by operating activities (000)	$1,678,272	$1,483,156

Net capital expenditures (000)	$574,774	$674,406